                                                                    EXHIBIT 99.1

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................    2
Consolidated Financial Statements
  Consolidated Balance Sheets as of December 31, 1995,
     December 31, 1996 and September 30, 1997...............    3
  Consolidated Statements of Operations for the years ended
     December 31, 1995 and December 31, 1996 and the nine
     months ended September 30, 1997........................    4
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995 and December 31, 1996 and the nine
     months ended September 30, 1997........................    5
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1995 and December 31, 1996 and
     the nine months ended September 30, 1997...............    6
  Notes to Consolidated Financial Statements................    7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Medaphis Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Medaphis Corporation and its subsidiaries at December 31, 1995 and 1996 and September 30, 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996 and for the nine month period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As more fully discussed in Note 2 of the Notes to Consolidated Financial Statements, the Company restated its financial statements for the years ended December 31, 1995 and 1996. As a result of the restatement for certain revenue recognition practices, the predecessor accountants withdrew their audit opinion dated March 31, 1997 covering these years. The audit opinion issued by the predecessor accountants dated March 31, 1997 included an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern due to certain step-down payments required during 1997 under the Company's Senior Credit Facility. As discussed in Note 8 of the Notes to Consolidated Financial Statements, on December 23, 1997, the Company entered into a credit facility that increased the Company's borrowing capacity and extended the term into 1999, thereby removing the substantial doubt expressed in the predecessor accountants' audit opinion.

/S/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Atlanta, Georgia
December 23, 1997

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PAR VALUE DATA)

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1995       1996         1997
                                                              --------   --------   -------------
                                                                         (AS RESTATED)
                                             ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 19,270   $  7,631     $   6,710
  Restricted cash...........................................    15,340     19,568         4,884
  Accounts receivable, billed (less allowances of $6,225,
     $21,325 and $17,322)...................................    84,256     99,823       103,800
  Accounts receivable, unbilled.............................    83,494     79,911        73,352
  Deferred income taxes.....................................        --     36,177            --
  Other.....................................................    18,570     12,129        10,936
                                                              --------   --------     ---------
          Total current assets..............................   220,930    255,239       199,682
Property and equipment......................................    97,895     97,850        80,756
Deferred income taxes.......................................        --     43,044        69,029
Intangible assets...........................................   611,544    539,151       520,298
Other.......................................................     5,421      1,570         4,972
                                                              --------   --------     ---------
                                                              $935,790   $936,854     $ 874,737
                                                              ========   ========     =========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $ 23,220   $ 11,765     $  16,019
  Accrued compensation......................................    24,505     30,332        36,377
  Accrued expenses..........................................    72,481    100,675        73,994
  Current portion of long-term debt.........................    10,681     55,975        15,209
  Deferred income taxes.....................................        --         --         9,312
                                                              --------   --------     ---------
          Total current liabilities.........................   130,887    198,747       150,911
Long-term debt..............................................   150,565    215,752       151,975
Accrued litigation settlement...............................        --         --        52,500
Deferred income taxes.......................................    17,963         --            --
Convertible subordinated debentures.........................    63,375         --            --
Other obligations...........................................    18,926     13,830        11,737
                                                              --------   --------     ---------
          Total liabilities.................................   381,716    428,329       367,123
                                                              --------   --------     ---------
Commitments and contingencies (Notes 10 and 11)
Stockholders' Equity:
  Preferred stock, no par value, 20,000 authorized in 1997;
     none issued............................................        --         --            --
  Preferred stock, assumed in acquisitions..................       382         --            --
  Common stock, voting, $.01 par value, 100,000 authorized
     in 1995, 200,000 authorized in 1996; issued and
     outstanding 58,917 in 1995, 71,705 in 1996 and 73,143
     in 1997................................................       589        717           731
  Common stock, non-voting, $0.01 par value, 600 authorized
     in 1995, 1996 and 1997; none issued....................        --         --            --
  Paid-in capital...........................................   574,387    666,673       674,843
  Accumulated deficit.......................................   (21,284)  (158,696)     (167,960)
                                                              --------   --------     ---------
                                                               554,074    508,694       507,614
  Less treasury stock, at cost -- 16 shares in 1996.........        --       (169)           --
                                                              --------   --------     ---------
          Total stockholders' equity........................   554,074    508,525       507,614
                                                              --------   --------     ---------
                                                              $935,790   $936,854     $ 874,737
                                                              ========   ========     =========

                See notes to consolidated financial statements.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           NINE MONTHS
                                                             YEAR ENDED DECEMBER 31,          ENDED
                                                          -----------------------------   SEPTEMBER 30,
                                                              1995            1996             1997
                                                          -------------   -------------   --------------
                                                                          (AS RESTATED)
Revenue.................................................    $ 538,012       $ 596,714        $423,162
                                                            ---------       ---------        --------
Salaries and wages......................................      314,790         398,573         281,508
Other operating expenses................................      134,055         163,677         115,841
Depreciation............................................       14,187          28,276          21,540
Amortization............................................       18,048          25,713          18,001
Interest expense, net...................................        9,761          11,585          19,417
Litigation settlement...................................           --              --          52,500
Restructuring and other charges.........................       48,750         180,316          16,661
                                                            ---------       ---------        --------
          Total expenses................................      539,591         808,140         525,468
                                                            ---------       ---------        --------
Loss before income taxes................................       (1,579)       (211,426)       (102,306)
Income tax expense (benefit)............................        1,071         (74,089)        (16,773)
                                                            ---------       ---------        --------
Loss before extraordinary item..........................       (2,650)       (137,337)        (85,533)
Extraordinary item: Gain on sale of HRI, net of tax.....           --              --          76,391
                                                            ---------       ---------        --------
          Net loss......................................       (2,650)       (137,337)         (9,142)
                                                            ---------       ---------        --------
Pro forma tax adjustments, principally income taxes.....       (2,130)            979              --
                                                            ---------       ---------        --------
Pro forma net loss......................................    $  (4,780)      $(136,358)       $ (9,142)
                                                            =========       =========        ========
Pro forma net loss per common share:
  Pro forma loss before extraordinary item..............    $   (0.09)      $   (1.91)       $  (1.18)
  Extraordinary item: Gain on sale of HRI, net of tax...           --              --            1.05
                                                            ---------       ---------        --------
  Pro forma net loss....................................    $   (0.09)      $   (1.91)       $  (0.13)
                                                            =========       =========        ========
Weighted average shares outstanding.....................       52,591          71,225          72,542
                                                            =========       =========        ========

                See notes to consolidated financial statements.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       NINE MONTHS
                                                            YEAR ENDED DECEMBER 31,       ENDED
                                                            -----------------------   SEPTEMBER 30,
                                                               1995         1996          1997
                                                            ----------   ----------   -------------
                                                                         (AS RESTATED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss..................................................   $  (2,650)   $(137,337)    $  (9,142)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization...........................      32,235       53,989        39,541
  Gain on sale of HRI.....................................          --           --       (76,391)
  Impairment loss on assets...............................       5,035      135,195         7,338
  Deferred income taxes...................................         740      (77,068)      (15,906)
  Changes in assets and liabilities, excluding effects of
    acquisitions:
     Restricted cash......................................      (3,253)      (6,152)          799
     Accounts receivable, billed..........................     (21,472)     (11,316)       (6,217)
     Accounts receivable, unbilled........................     (12,094)       1,511         7,829
     Accounts payable.....................................         344      (10,297)        5,015
     Accrued compensation.................................        (204)       5,277         8,193
     Accrued expenses.....................................      26,606       28,913       (15,243)
     Accrued litigation settlement........................          --           --        52,500
     Other, net...........................................      (5,435)       9,422        (3,133)
                                                             ---------    ---------     ---------
          Net cash provided by (used for) operating
            activities....................................      19,852       (7,863)       (4,817)
                                                             ---------    ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired........................     (76,077)     (18,200)       (5,897)
Purchases of property and equipment.......................     (51,120)     (51,135)      (15,198)
Proceeds from sale of HRI, net............................          --           --       126,375
Proceeds from sale of property and equipment..............          --           --         3,644
Software development costs................................     (35,611)     (37,946)       (4,452)
Other.....................................................         650           --            --
                                                             ---------    ---------     ---------
          Net cash (used for) provided by investing
            activities....................................    (162,158)    (107,281)      104,472
                                                             ---------    ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of stock...........................     147,197           --         1,290
Proceeds from the exercise of stock options...............       4,621       11,475         5,518
Proceeds from borrowings..................................     140,243      129,155        98,992
Payments of long-term debt................................    (136,319)     (36,511)     (203,368)
Dividends to shareholders of acquired companies...........      (4,052)          (6)           --
Repurchase of stock and warrants..........................      (7,355)      (4,577)           --
Other.....................................................          --        4,260        (3,008)
                                                             ---------    ---------     ---------
          Net cash provided by (used for) financing
            activities....................................     144,335      103,796      (100,576)
                                                             ---------    ---------     ---------
CASH AND CASH EQUIVALENTS
Net change................................................       2,029      (11,348)         (921)
Balance at beginning of period (see Note 3)...............      17,241       18,979         7,631
                                                             ---------    ---------     ---------
Balance at end of period..................................   $  19,270    $   7,631     $   6,710
                                                             =========    =========     =========

                See notes to consolidated financial statements.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                             COMMON               PREFERRED                              TREASURY       TOTAL
                                    COMMON   STOCK    PREFERRED     STOCK     PAID-IN     ACCUMULATED     STOCK     STOCKHOLDERS'
                                    SHARES   AMOUNT    SHARES      AMOUNT     CAPITAL       DEFICIT       AMOUNT       EQUITY
                                    ------   ------   ---------   ---------   --------   -------------   --------   -------------
                                                                            (AS RESTATED)
BALANCE AT DECEMBER 31, 1994, AS
  RESTATED........................  45,990    $460      22,191      $ 225     $251,378     $ (16,059)    $    --      $ 236,004
Issuance of common stock..........   4,244      42          --         --      121,580            --          --        121,622
Issuance of common stock in
  acquisitions....................   4,020      40          --         --      148,419            --          --        148,459
Exercise of stock options
  (including tax benefit of
  $7,901).........................     557       6          --         --       12,516            --          --         12,522
Issuance and conversion of
  preferred stock at acquired
  companies.......................   3,344      33      (2,737)       157       37,398            --          --         37,588
Pre-merger dividends to former
  owners..........................      --      --          --         --           --        (1,818)         --         (1,818)
Net loss..........................      --      --          --         --           --        (2,650)         --         (2,650)
Other.............................     762       8          --         --        3,096          (757)         --          2,347
                                    ------    ----     -------      -----     --------     ---------     -------      ---------
BALANCE AT DECEMBER 31, 1995......  58,917     589      19,454        382      574,387       (21,284)         --        554,074
Changes in HDS's stockholders'
  equity in the three months ended
  March 31, 1996 (see Note 3).....      --      --          --         --           --          (382)         --           (382)
Issuance of common stock in
  acquisitions....................      93       1          --         --        3,823           249          --          4,073
Exercise of stock options
  (including tax benefit of
  $21,012)........................   1,536      16          --         --       32,471            --          --         32,487
Repurchase of stock and
  warrants........................     (16)     --          --         --       (5,422)           --        (169)        (5,591)
Conversion of preferred stock at
  acquired companies..............   6,528      65     (19,454)      (382)         317            --          --             --
Conversion of subordinated
  debentures......................   4,527      45          --         --       62,305            --          --         62,350
Net loss..........................      --      --          --         --                   (137,337)         --       (137,337)
Other.............................     120       1          --         --       (1,208)           58          --         (1,149)
                                     ------   ----     -------      -----     --------     ---------     -------      ---------
BALANCE AT DECEMBER 31, 1996......  71,705     717          --         --      666,673      (158,696)       (169)       508,525
Issuance of common stock..........     228       2          --         --        1,288            --          --          1,290
Exercise of stock options.........   1,210      12          --         --        5,506            --          --          5,518
Net loss..........................      --      --          --         --           --        (9,142)         --         (9,142)
Other.............................      --      --          --         --        1,376          (122)        169          1,423
                                     ------   ----     -------      -----     --------     ---------     -------      ---------
BALANCE AT SEPTEMBER 30, 1997.....  73,143    $731          --      $  --     $674,843     $(167,960)    $    --      $ 507,614
                                    ======    ====     =======      =====     ========     =========     =======      =========

                See notes to consolidated financial statements.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Medaphis Corporation and its subsidiaries ("Medaphis" or the "Company"), including the retroactive effect of mergers accounted for under the pooling-of-interests method of accounting. As more fully discussed in Note 2, the Company has restated its consolidated financial statements for the years ended December 31, 1995 and 1996 and nine months ended September 30, 1997.

     CONSOLIDATION. All significant intercompany transactions have been eliminated. Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year presentation.

     NATURE OF OPERATIONS. Medaphis provides business management services and systems primarily to the healthcare industry throughout the United States. The Company historically has not experienced any significant losses related to individual clients, classes of clients or groups of clients in any geographical area.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION. Fees for the Company's business management services are primarily based on a percentage of net collections on clients' patient accounts, and revenue is recognized as such business management services are performed. Accounts receivable, billed, principally represents amounts invoiced to clients. Accounts receivable, unbilled, represents amounts recognized for services rendered but not yet invoiced and is based on the Company's estimate of the fees that will be invoiced when collections on patient accounts are received. During the third quarter of 1997, the Company refined its method for calculating the estimate for accounts receivable, unbilled, which resulted in a decrease to revenue of $10.7 million.

     Revenue from software licenses is generally recognized upon shipment of the products and when no significant contractual obligations remain outstanding. When the Company receives payment prior to shipment or fulfillment of significant vendor obligations, such payments are recorded as deferred revenue and are recognized as revenue upon shipment or fulfillment of significant vendor obligations. The license agreements typically provide for partial payments subsequent to shipment; such terms result in an unbilled receivable at the date the revenue is recognized. Costs related to insignificant vendor obligations are accrued upon recognition of the license revenue. Software maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically one year.

     Revenues from systems integration contracts are recorded based on the terms of the underlying contracts, which are primarily time and material or fixed price contracts. Revenue from time and material type contracts is recognized as services are rendered and costs are incurred based on contractual rates. Revenue from fixed price contracts is recorded using the percentage of completion method. Anticipated losses, if any, are charged to operations in the period such losses are determined. Revenue for which customers have not yet been invoiced is reflected as accounts receivable, unbilled in the accompanying consolidated balance sheets.

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents include all highly liquid investments with an initial maturity of no more than three months.

     RESTRICTED CASH. Restricted cash represents amounts collected on behalf of certain clients, a portion of which is held in trust until remitted to such clients.

     PROPERTY AND EQUIPMENT. Property and equipment, including equipment under capital leases, are stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets,

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

generally four to ten years for furniture and fixtures, three to seven years for equipment, and 20 years for buildings.

     INTANGIBLE ASSETS. Intangible assets are composed principally of goodwill, client lists and software development costs.

     Goodwill and Client Lists. Goodwill represents the excess of the cost of the businesses acquired over the fair value of net identifiable assets at the date of the acquisition and is amortized using the straight line method, generally over 40 years. Client lists are amortized using the straight line method over their estimated useful period of benefit, generally 7 to 20 years.

     The Company monitors events and changes in circumstances that could indicate carrying amounts of intangible assets may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of intangible assets may not be recoverable, the Company assesses the recoverability of intangible assets by determining whether the carrying value of such intangible assets will be recovered through undiscounted expected future cash flows. Should the Company determine that the carrying values of specific intangible assets are not recoverable, the Company would record a charge to reduce the carrying value of such assets to their fair values. During 1996, the Company adopted a plan to shut down its wholly-owned operating subsidiary, Imonics Corporation ("Imonics"), and recorded a charge of approximately $13.0 million for the write-off of the unamortized goodwill associated with the purchase of Imonics.

     Software Development Costs. Intangible assets include software development costs incurred in the development or the enhancement of software utilized in providing the Company's business management systems and services. Software development costs are capitalized upon the establishment of technological feasibility for each product or process and capitalization ceases when the product or process is available for general release to customers or is put into service. Expenditures on capitalized software development costs were approximately $35.6 million, $37.9 million and $4.5 million in 1995, 1996 and the nine-month period ended September 30, 1997, respectively. In 1996, the Company abandoned its reengineering program and adopted a plan to shut down Imonics and, as a result of these actions, wrote off approximately $86.1 million of capitalized software costs which had no future value to the Company (see Note
4). The Company recorded research and development expenses of approximately $2.8 million, $3.2 million and $2.3 million in 1995, 1996 and the nine-month period ended September 30, 1997, respectively.

     Software development costs are amortized using the straight line method over the estimated economic lives of the assets, which are generally three to five years. Amortization expense related to the Company's capitalized software costs totaled $5.1 million, $6.6 million and $4.6 million in 1995, 1996 and the nine-month period ended September 30, 1997, respectively.

     STOCK-BASED COMPENSATION PLANS. The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Effective in 1996, the Company implemented the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("SFAS No. 123"). SFAS No. 123 requires that companies which elect to not account for stock-based compensation as prescribed by that statement shall disclose the pro forma effects on net income (loss) and net income (loss) per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123.

     LEGAL COSTS. The Company records charges for the legal and administrative fees, costs and expenses and damages or settlements it anticipates incurring in conjunction with its legal matters when management can reasonably estimate these costs.

     INCOME TAXES. Deferred income taxes are recognized for the tax consequences of "temporary differences" between financial statement carrying amounts and the tax bases of existing assets and liabilities. The measurement of deferred tax assets and liabilities is predominantly determined by reference to the tax laws

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and changes to such laws. Management includes the consideration of future events to assess the likelihood that tax benefits will be realized in the future.

     PRO FORMA PROVISION FOR INCOME TAXES. In 1995 and 1996, the Company acquired the Automation Atwork Companies ("Atwork"), Rapid Systems Solutions, Inc. ("Rapid Systems") and BSG Corporation ("BSG") in merger transactions accounted for as poolings-of- interests. Prior to the mergers, Atwork, Rapid Systems and a company acquired by BSG prior to the merger between BSG and the Company (the "BSG Merger") had elected "S" corporation status for income tax purposes. As a result of the mergers (or, in the case of the company acquired by BSG, its acquisition by BSG), such entities terminated their "S" corporation elections. Pro forma provision (benefit) for income taxes, taken together with reported income tax expense (benefit), presents the combined pro forma tax expense (benefit) of such entities as if they had been "C" corporations during the periods presented.

     PRO FORMA NET LOSS PER COMMON SHARE. Pro forma net income (loss) per common share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents include the dilutive effect of the assumed exercise of certain outstanding stock options and conversion of convertible preferred stock. Fully diluted pro forma net income per common share is not presented as it is not materially different from primary pro forma net income (loss) per common share or it is antidilutive. The Company's convertible subordinated debentures were not considered common stock equivalents at issuance and are therefore only included in the computation of fully diluted pro forma net loss per common share.

     NEW ACCOUNTING PRONOUNCEMENTS. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 provides for new accounting principles used in the calculation of earnings per share and shall be effective for financial statements for both interim and annual periods ending after December 15, 1997. This pronouncement cannot be adopted early. The following table presents basic and diluted weighted average shares outstanding and a calculation of the pro forma net loss per share using the guidelines of SFAS No. 128.

                                                                                     NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                          ------------------------   -----------------
                                                             1995         1996             1997
                                                          ----------   -----------   -----------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic weighted average shares outstanding...............      52,591        71,225         72,542
                                                            ========     =========       ========
Pro forma loss before extraordinary item................    $ (4,780)    $(136,358)      $(85,533)
Extraordinary item: Gain on sale of HRI, net of tax.....          --            --         76,391
                                                            --------     ---------       --------
Pro forma net loss......................................    $ (4,780)    $(136,358)      $ (9,142)
                                                            ========     =========       ========
Basic earnings per share(1):
  Pro forma loss before extraordinary item..............    $  (0.09)    $   (1.91)      $  (1.18)
  Extraordinary item: Gain on sale of HRI, net of tax...          --            --           1.05
                                                            --------     ---------       --------
  Pro forma net loss....................................    $  (0.09)    $   (1.91)      $  (1.13)
                                                            ========     =========       ========

---------------

(1) Diluted earnings per share equals basic earnings per share due to the reported losses.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way companies report information about operating segments including the related disclosures about products and services. The Company has elected to adopt SFAS No. 131 during the period ended September 30, 1997. See Note 17 where the Company discloses information about its operating segments.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"). SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company is currently assessing the impact of SOP 97-2 on the Company's financial position and results of operations.

     In November 1997, the Emerging Issues Task Force ("EITF") issued EITF 97-13 "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology" ("EITF 97-13"). EITF 97-13 requires costs such as proposal costs, process reengineering and training costs previously capitalized to be expensed in the quarter including November 1997. The Company does not anticipate the fourth quarter charge under EITF 97-13 to materially impact the Company's financial position at December 31, 1997.

2.  RESTATEMENTS OF THE CONSOLIDATED FINANCIAL STATEMENTS

     During the third quarter of 1997, in connection with a refinancing effort, management evaluated certain revenue recognition practices at Health Data Sciences Corporation ("HDS"), which was acquired in a merger transaction in June 1996 and accounted for as a pooling of interests. These practices related principally to revenue recognized in fiscal years 1995 and 1996. As a result of this evaluation, management determined that the revenue was improperly recognized and, accordingly, restated the Company's financial statements for years ended December 31, 1995 and 1996 and retained earnings (accumulated deficit) as of December 31, 1994.

     Subsequent to the restatement related to HDS, as part of its continued due diligence efforts related to the refinancing, management completed its analysis of the accounting for the December 1995 acquisition of Medical Management Sciences, Inc. ("MMS") which was accounted for as a pooling of interests. Management determined the acquisition of MMS should have been accounted for as a purchase and accordingly, restated the Company's financial statements for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997.

     As a result of the HDS restatement, the predecessor accountants withdrew their audit opinion dated March 31, 1997 covering these years. The audit opinion issued by the predecessor accountants dated March 31, 1997 included an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern due to certain step-down payments required during 1997 under the Company's Senior Credit Facility. As discussed in Note 8 of the Notes to Consolidated Financial Statements, on December 23, 1997, the Company entered into a credit facility that increased the Company's borrowing capacity and extended the term into 1999, thereby removing the substantial doubt expressed in the predecessor accountants' audit opinion.

     The impact of the restatements are presented below:

                                                            AS PREVIOUSLY
                                                               REPORTED           AS RESTATED
                                                        ----------------------    -----------
                                                                (IN THOUSANDS, EXCEPT
                                                                   PER SHARE DATA)
FOR THE YEAR ENDED DECEMBER 31, 1994
  Retained earnings (deficit).........................        $   4,838            $ (16,059)
  Total stockholders' equity..........................        $ 257,097            $ 236,004
FOR THE YEAR ENDED DECEMBER 31, 1995
  Revenue.............................................        $ 559,877            $ 538,012
  Pro forma net loss..................................           (8,504)              (4,780)
  Pro forma net loss per share........................        $   (0.15)           $   (0.09)

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                            AS PREVIOUSLY
                                                               REPORTED           AS RESTATED
                                                        ----------------------    -----------
                                                                (IN THOUSANDS, EXCEPT
                                                                   PER SHARE DATA)
AS OF DECEMBER 31, 1995
  Current assets......................................        $ 223,165            $ 220,930
  Total assets........................................          795,606              935,790
  Current liabilities.................................          127,935              130,887
  Total liabilities...................................          374,300              381,716
  Total stockholders' equity..........................        $ 421,306            $ 554,074
FOR THE YEAR ENDED DECEMBER 31, 1996
  Revenue.............................................        $ 608,313            $ 596,714
  Pro forma net loss..................................         (123,642)            (136,358)
  Pro forma net loss per share........................        $   (1.74)           $   (1.91)
AS OF DECEMBER 31, 1996
  Current assets......................................        $ 269,385            $ 255,239
  Total assets........................................          815,624              936,854
  Current liabilities.................................          193,752              198,747
  Total liabilities...................................          423,334              428,329
  Total stockholders' equity..........................        $ 392,290            $ 508,525
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
  Revenue.............................................        $ 423,162            $ 423,162
  Pro forma net loss..................................           (5,467)              (9,142)
  Pro forma net loss per share........................        $   (0.08)           $   (0.13)
AS OF SEPTEMBER 30, 1997
  Current assets......................................        $ 199,682            $ 199,682
  Total assets........................................          735,462              874,737
  Current liabilities.................................          296,291              150,911
  Total liabilities...................................          367,123              367,123
  Total stockholders' equity..........................        $ 368,339            $ 507,614

3.  BUSINESS COMBINATIONS AND DIVESTITURES

     From January 1, 1995 through December 31, 1996, the Company acquired either substantially all of the assets or all of the outstanding capital stock of each of the following businesses which were accounted for using the purchase method of accounting:

COMPANY ACQUIRED                                          CONSIDERATION   ACQUISITION DATE
----------------                                          -------------   ----------------
                                                                   (IN THOUSANDS)
Sage Communication, Inc. ("Sage").......................           *      October 1996
The Medico Group, Ltd...................................           *      April 1996
Medical Management Computer Sciences, Inc...............           *      February 1996
CBT Financial Services, Inc.............................           *      February 1996
The Receivables Management Division of MedQuist, Inc....    $ 17,300      December 1995
Medical Management Sciences Inc. ("MMS")................     148,000      December 1995
The Halley Exchange, Inc. ("Halley")....................           *      December 1995
Billing and Professional Services, Inc..................           *      October 1995
Medical Office Consultants, Inc.........................           *      May 1995
Computers Diversified, Inc..............................      15,500      April 1995
Medical Management, Inc.................................       8,000      March 1995
The Decision Support Group, Inc.........................           *      January 1995

---------------

* Consideration not material.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Each of the foregoing acquisitions has been recorded using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of acquisition. The operating results of the acquired businesses are included in the Company's consolidated statements of operations from the respective dates of acquisition. The pro forma impact of the foregoing acquisitions are not presented due to the immaterial effect these acquisitions have on the Company's results of operations for 1995 and 1996.

     In addition to the foregoing acquisitions, the Company acquired seven businesses in 1995 and 1996 which were accounted for using the pooling-of-interests method of accounting. Following is a list of the businesses acquired and the shares exchanged:

                                                               SHARES       ACQUISITION
COMPANY ACQUIRED                                              EXCHANGED         DATE
----------------                                              ---------   ----------------
HDS.........................................................  6,215,000   June 1996
BSG.........................................................  7,539,000   May 1996
Rapid Systems...............................................  1,135,000   April 1996
Intelligent Visual Computing, Inc. ("IVC")..................          *   February 1996
Consort Technologies, Inc. ("Consort")......................    825,000   November 1995
Healthcare Recoveries, Inc. ("HRI").........................  3,265,000   August 1995
Atwork......................................................  8,000,000   March 1995

---------------

* Consideration not material

     Since these acquisitions have been recorded using the pooling-of-interests method of accounting, no adjustment has been made to the historical carrying amounts of assets acquired and liabilities assumed. The accompanying consolidated financial statements have been restated to include the financial position and operating results of Atwork, HRI, Rapid Systems, BSG and HDS for all periods prior to the mergers.

     Prior to its merger with the Company, HDS reported on a fiscal period ending March 31. HDS's financial position and operating results as of and for the year ended March 31, 1996 were combined with the Company's financial position and operating results as of and for the years ended December 31, 1995. Accordingly, HDS's operating results for the three months ended March 31, 1996 were duplicated in each of the years ended December 31, 1995 and 1996. HDS's revenues and net income for that three-month period were $3,758,000 and $382,000, respectively. The beginning cash and cash equivalents balance in the accompanying 1996 consolidated statement of cash flows does not equal the December 31, 1995 cash and cash equivalents balance as a result of the combination, in the 1995 consolidated balance sheet, of HDS's financial position as of March 31, 1996 with the financial position of the Company as of December 31, 1995.

     A summary of revenue and net income (loss) for each of the three pooling-of-interests transactions consummated in 1996 for the year ended December 31, 1995 are as follows (in thousands):

                                                                        NET INCOME
                                                              REVENUE     (LOSS)
                                                              -------   ----------
  Rapid Systems.............................................  $14,722    $   972
  BSG.......................................................   69,663     (1,045)
  HDS, as restated..........................................   10,449     (4,294)

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of revenue and pro forma net income (loss) for each of the three pooling-of-interests transactions consummated after the first quarter of 1996 for interim year-to-date periods preceding the dates of consummation are as follows (in thousands):

                                               INTERIM PERIOD                 PRO FORMA
                                                 PRECEDING                   NET INCOME
COMPANY ACQUIRED                                CONSUMMATION    REVENUE        (LOSS)
----------------                               --------------   -------   -----------------
Rapid Systems................................  March 31, 1996   $ 5,248        $ (498)
BSG..........................................  March 31, 1996    19,539         2,497
HDS..........................................  March 31, 1996     3,758           382

     On May 28, 1997, Medaphis sold HRI through an initial public offering of 100% of its stock, which generated net proceeds to the Company of approximately $126.4 million and an extraordinary gain of $76.4 million, net of taxes of $46.2 million. Medaphis acquired HRI on August 28, 1995 through a business combination accounted for as a pooling-of-interests and therefore, the resultant gain from the sale has been presented as an extraordinary item. The net proceeds from the sale were used to pay down borrowings under the Second Amended Facility (see
Note 8).

4.  RESTRUCTURING AND OTHER CHARGES

     Components of restructuring and other charges are as follows:

                                                            YEAR ENDED        NINE MONTHS
                                                           DECEMBER 31,          ENDED
                                                        ------------------   SEPTEMBER 30,
                                                         1995       1996         1997
                                                        -------   --------   -------------
                                                                  (IN THOUSANDS)
Restructuring charges.................................  $15,037   $ 14,076      $ 5,465
Software abandonment..................................    1,800     86,088           --
Property and equipment impairment.....................    5,030     35,592        6,959
Intangible asset impairment...........................       --     13,048           --
Legal costs...........................................   12,000     12,800        2,600
Pooling charges.......................................    9,200      9,798          (46)
Severance costs.......................................    4,933      3,913        1,683
Other.................................................      750      5,001           --
                                                        -------   --------      -------
                                                        $48,750   $180,316      $16,661
                                                        =======   ========      =======

     Restructuring Charges. In early 1995, the Company initiated a reengineering program focused upon its billing and accounts receivable management operations (the "Reengineering Project"). There were two components of the Reengineering Project: (1) workflow, process and operational improvements along with new technology development, and (2) office consolidation within its wholly owned operating subsidiary, Medaphis Physician Services Corporation ("MPSC") (the "MPSC Restructuring Plan"). The Company had recorded a restructuring reserve for the exit costs associated with the MPSC Restructuring Plan in 1995 of $15.0 million. In August 1996, the Company revised the MPSC Restructuring Plan and increased its lease termination costs by $2.0 and reduced other reserves by $3.8 million. During the first half of 1996, the Company incurred $5.2 million of costs that were related to the Reengineering Project, which had not previously been reserved. In 1997, the Company reevaluated the adequacy of the reserves established for the MPSC Restructuring Plan and recorded an additional charge of $1.7 million for lease termination costs.

     During 1996, the Company adopted a plan to consolidate its system integration businesses, BSG Corporation ("BSG"), Rapid Systems Solutions, Inc. ("Rapid Systems") and Imonics Corporation ("Imonics") (the "BSG Group Restructuring"). In December 1996, the Company adopted a plan to shut down Imonics (the "Imonics Shutdown"). In connection with the BSG Group Restructuring and the Imonics Shutdown, Medaphis recorded charges of $3.0 million for the costs associated with the termination of certain

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

leases and $6.5 million for severance costs for approximately 200 Imonics employees who had been notified of their termination and $1.2 million for other exit activities.

     In August 1997, the Company adopted a plan to combine the operations of its technology companies, the BSG and HIT Groups, into Per-Se Technologies (the "Per-Se Restructuring"). In connection with the Per-Se Restructuring, the Company recorded charges of $2.7 million for the costs associated with the termination of certain leases and $1.1 million for severance costs related to the employees who had been notified of their termination by September 30, 1997.

     A description of the type and amount of restructuring costs recorded at the commitment date and subsequently incurred for both the restructuring of Imonics and MPSC are as follows:

                              1995      COSTS      RESERVE                     COSTS       RESERVE
                             INITIAL   APPLIED     BALANCE                    APPLIED      BALANCE
                             RESERVE   AGAINST   DECEMBER 31,     RESERVE     AGAINST    DECEMBER 31,     RESERVE
                             CHARGE    RESERVE       1995       ADJUSTMENTS   RESERVES       1996       ADJUSTMENTS
                             -------   -------   ------------   -----------   --------   ------------   -----------
                                                                 (IN THOUSANDS)
Lease termination costs....  $ 6,726   $  (736)    $ 5,990        $ 5,017     $ (3,493)    $ 7,514        $4,395
Incremental costs
  associated with
  discontinued client
  contracts................    5,488      (797)      4,691         (2,690)      (2,001)         --            --
Severance..................       --        --          --          6,541       (3,793)      2,748         1,070
Other......................    2,823    (1,035)      1,788          5,208       (5,774)      1,222            --
                             -------   -------     -------        -------     --------     -------        ------
                             $15,037   $(2,568)    $12,469        $14,076     $(15,061)    $11,484        $5,465
                             =======   =======     =======        =======     ========     =======        ======

                              COSTS       RESERVE
                             APPLIED      BALANCE
                             AGAINST   SEPTEMBER 30,
                             RESERVE       1997
                             -------   -------------
                                 (IN THOUSANDS)
Lease termination costs....  $(3,249)     $ 8,660
Incremental costs
  associated with
  discontinued client
  contracts................       --           --
Severance..................   (2,369)       1,449
Other......................   (1,166)          56
                             -------      -------
                             $(6,784)     $10,165
                             =======      =======

     Software Abandonment. In connection with the Halley acquisition in 1995, the Company recorded a $1.8 million charge related to the cost of purchased research and development activities related to acquired technology for which technological feasibility had not yet been established and which had no alternative future uses.

     In June 1996, the Company began a comprehensive assessment of the Reengineering Project. The comprehensive review was completed and management came to the conclusion that it was not cost effective to continue the development and deployment of the software and technology upon which the Reengineering Project was based and that the reengineering software and technology had no alternative useful application in the Company's operations. In connection with abandonment of its Reengineering Project and the Imonics Shutdown, the Company abandoned certain software development projects and recorded charges for the write-off of $86.1 million of capitalized software development costs related to these projects.

     Property and Equipment Impairment. In connection with the abandonment of the Reengineering Project and the Imonics Shutdown in 1996 and the MPSC Restructuring Plan in 1995, the Company assessed the recoverability of certain of its long lived assets and recorded impairment losses of approximately $5.0 million and $35.6 million in 1995 and 1996, respectively.

     In connection with the Per-Se Restructuring and the Company's assessment of the recoverability of certain of its long-lived assets, the Company recorded a charge of $7.0 million for impairment losses during the nine months ended September 30, 1997.

     Intangible Asset Impairment. In connection with the Imonics Shutdown, Medaphis recorded a charge of $13.0 million for the write-off of the unamortized goodwill associated with the purchase of Imonics.

     Legal Costs. In 1995, the Company recorded a charge of $12.0 million for the legal and administrative fees, costs and expenses it anticipated incurring in connection with the California Investigation and various putative class action lawsuits which were based on this investigation.

     In 1996, the Company accrued an additional $2.0 million for the legal and administrative fees, costs and expenses associated with the California Investigation. Also in 1996, the Company recorded a charge of $5.0 million for the legal and administrative fees, costs and expenses it anticipated incurring in connection with

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

various putative class action lawsuits which have been filed since August 14, 1996 (the "1996 Lawsuits") against the Company and certain of its former officers, one of whom was also a director. The Company also accrued $4.6 million for the legal costs and other fees the Company had or planned to incur in connection with the turnaround effort undertaken by the new management team and various other legal matters. Also in 1996, the Company had recorded a $1.2 million charge for the anticipated settlement of the 1995 Class Action Settlement (see Note 11).

     In 1997, the Company recorded charges of $3.0 million for the legal and administrative fees, costs and expenses it has incurred and plans to incur in connection with the GFS Investigation.

     Also in 1997, the Company evaluated the adequacy of the reserves established for the California Investigation and the turnaround plan adopted in December 1996 and reduced these reserves by $3.4 million. The Company also increased its reserve for the 1996 Lawsuits by $3.0 million.

     Pooling Charges. In 1995 and 1996, Medaphis acquired seven companies in merger transactions accounted for under the pooling of interests method of accounting. In connection therewith, the Company incurred transaction fees, costs and expenses, which have been reflected in Medaphis' operating results and are set forth below as (income)/expense:

                                                             YEAR ENDED       NINE MONTHS
                                                            DECEMBER 31,         ENDED
                                                           ---------------   SEPTEMBER 30,
                                                            1995     1996        1997
                                                           ------   ------   -------------
                                                                   (IN THOUSANDS)
Atwork...................................................  $6,000   $ (430)        --
HRI......................................................   2,000     (778)        --
Consort..................................................   1,200     (529)        --
IVC......................................................      --      169         --
Rapid Systems............................................      --      584        (15)
BSG......................................................      --    6,094        (14)
HDS......................................................      --    4,688        (17)
                                                           ------   ------       ----
                                                           $9,200   $9,798       $(46)
                                                           ======   ======       ====

     Severance Costs. In 1995, management of MPSC formalized an involuntary severance benefit plan. The Company recorded charges of approximately $4.9 and $0.9 million in 1995 and 1996, respectively, in accordance with Statement of Financial Accounting Standards No. 112 to reflect the expense for employees' rights to involuntary severance benefits that have accumulated to date.

     In 1996 and 1997 the Company recorded charges of $3.0 million and $1.7 million, respectively, for severance costs associated with former executive management.

     Other Costs. During 1996, the Company canceled an initiative to develop an on-line practice management system. The Company recorded a charge of approximately $2.0 million relating to the deferred costs associated with this project. The Company also accrued $1.3 million for certain liabilities associated with the Company's billing and accounts receivable management services operations. In addition, the Company also recorded a charge of approximately $1.7 million for miscellaneous asset write-offs.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                       DECEMBER 31,
                                                   --------------------    SEPTEMBER 30,
                                                     1995        1996          1997
                                                   --------    --------    -------------
                                                              (IN THOUSANDS)
Land.............................................  $  2,873    $  2,873      $  2,508
Buildings........................................     9,839       8,105         7,085
Furniture and fixtures...........................    19,485      23,276        23,122
Equipment........................................   100,866     120,731       115,313
Other............................................     6,055       9,766        10,873
                                                   --------    --------      --------
                                                    139,118     164,751       158,901
Less accumulated depreciation....................    41,223      66,901        78,145
                                                   --------    --------      --------
                                                   $ 97,895    $ 97,850      $ 80,756
                                                   ========    ========      ========

6.  INTANGIBLE ASSETS

     Intangible assets consists of the following:

                                                       DECEMBER 31,
                                                   --------------------    SEPTEMBER 30,
                                                     1995        1996          1997
                                                   --------    --------    -------------
                                                              (IN THOUSANDS)
Goodwill.........................................  $494,278    $488,138      $486,159
Client lists.....................................    74,613      79,954        79,954
Software development costs.......................    82,219      34,030        33,783
Other............................................     2,159       1,000            --
                                                   --------    --------      --------
                                                    653,269     603,122       599,896
Less accumulated amortization....................    41,725      63,971        79,598
                                                   --------    --------      --------
                                                   $611,544    $539,151      $520,298
                                                   ========    ========      ========

7.  ACCRUED EXPENSES

     Accrued expenses consists of the following:

                                                       DECEMBER 31,
                                                   --------------------    SEPTEMBER 30,
                                                     1995        1996          1997
                                                   --------    --------    -------------
                                                              (IN THOUSANDS)
Accrued costs of businesses acquired.............  $ 13,034    $  9,904      $  2,863
Funds due clients................................    12,757      19,207         4,815
Deferred revenue.................................    15,090      18,853        17,238
Accrued legal costs..............................     8,264      15,173        11,571
Accrued restructuring and severance costs........     7,801      18,080         9,598
Interest.........................................     2,917         985         3,886
Other............................................    12,618      18,473        24,023
                                                   --------    --------      --------
                                                   $ 72,481    $100,675      $ 73,994
                                                   ========    ========      ========

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                       DECEMBER 31,
                                                   --------------------    SEPTEMBER 30,
                                                     1995        1996          1997
                                                   --------    --------    -------------
                                                              (IN THOUSANDS)
Borrowings under the credit facilities...........  $128,000    $242,730      $147,911
Capital lease obligations, weighted average
  effective interest rates of 7.4%, 8.4% and
  8.1%...........................................    23,670      27,810        18,129
Other............................................     9,576       1,187         1,144
                                                   --------    --------      --------
                                                    161,246     271,727       167,184
Less current portion.............................    10,681      55,975        15,209
                                                   --------    --------      --------
                                                   $150,565    $215,752      $151,975
                                                   ========    ========      ========

     At December 31, 1995 and 1996, the Company had a $250 million revolving credit agreement ("the Senior Credit Facility") which was composed of a $240 million revolving credit line and a $10 million cash management line with a six-bank syndicate to finance future acquisitions, working capital and other general corporate needs. The Company had the option of making "LIBOR" based loans or "base rate" loans under the Senior Credit Facility. LIBOR based loans bore interest at LIBOR for the then current interest period plus amounts varying from 1.25% to 1.75% based on the Company's financial performance. Base rate loans bore interest equal to prime. At December 31, 1995 and 1996, the Company had LIBOR based loans outstanding at interest rates ranging from 7.1% to 7.2% and 6.78% to 6.90%, respectively. The Senior Credit Facility contained, among other things, financial covenants which required the Company to maintain certain financial ratios. The Company was in compliance with all covenants as of December 31, 1995 and 1996.

     On February 4, 1997, the Company entered into the Second Amended Facility, which replaced the Company's previous revolving credit agreement, increased the revolving line of credit from $250 million to $285 million and had a maturity date of June 30, 1998. The Second Amended Facility also required mandatory loan commitment reductions to $200 million and $150 million on July 31, 1997 and January 31, 1998, respectively. In developing its 1997 business plan, the Company did not expect to generate sufficient cash flow from operations to meet the required debt reduction and, therefore, management had adopted a plan to divest HRI. On May 28, 1997, the Company was successful in divesting HRI through an initial public offering of 100% of its stock. This sale generated approximately $126.4 million of net proceeds, of which $117 million was used to reduce the Company's borrowings under the Second Amended Facility and it also reduced the loan commitment under the Second Facility to $168 million, which met the required reduction for July 31, 1997. At September 30, 1997 the Second Amended Facility bore interest at 9.5%.

     On September 18, 1997, the Company entered into a letter agreement with the requisite lenders under the Second Amended Facility which, among other things
(i) waived the Company's compliance with the remaining financial covenants and
(ii) required the Company to repay all loans and terminate all the lenders' commitments by November 30, 1997. On October 24, 1997, the Company entered into a letter agreement with the requisite lenders under the Second Amended Facility which, among other things, waived any defaults or events of default which might otherwise result in the event of certain restatements of the Company's financial statements and extended the mandatory repayment and termination date to January 31, 1998.

     On November 19, 1997, the Company entered into the First Modification of the Second Amended Facility ("The First Modification"), which among other things: (i) waived any defaults or events of default which might have otherwise resulted from the restatement of the Company's financial statements; (ii) eliminated the step-down in loan commitments to $150 million scheduled to occur on January 31, 1998; and (iii) reinstated the maturity of the Second Amended Facility to June 30, 1998. The First Modification

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

also establishes certain financial covenants for the fiscal year 1997 and for monthly and quarterly periods in fiscal year 1998.

     On December 23, 1997, Medaphis entered into a $210 million loan facility (the "New Facility") with an affiliate of Donaldson, Lufkin & Jenrette. The proceeds of the New Facility were used to repay the Second Amended Facility. Borrowings under the New Facility initially bear interest at Prime plus 250 basis points with rates increasing 100 basis points at June 23, 1997 and 50 basis points each quarter thereafter through the loan's maturity on April 1, 1999. The New Facility contains certain quarterly financial covenants related to the Company's performance, is secured by substantially all of the assets of the Company and its subsidiaries, and is guaranteed by substantially all of the Company's subsidiaries. The facility is callable, in whole or in part, at the option of Medaphis, at any time. The notes evidencing the New Facility were placed privately and have no registration rights. Loan costs for the New Facility totaled approximately $8.1 million.

     All amounts outstanding under the Second Amended Facility at September 30, 1997 were repaid with proceeds from the New Facility and debt under the New Facility has been classified as long-term.

     In connection with the Second Amended Facility, the Company issued the lenders warrants with vesting of 1% of the Company's Common Stock on each of January 1, 1998 and April 1, 1998, provided that the Second Amended Facility has not been repaid and terminated prior to such vesting dates. As a result of the Company securing the New Facility, the warrants have been cancelled.

     The Company's capital leases consist principally of leases for equipment. As of December 31, 1995, 1996 and September 30, 1997 the net book value of equipment subject to capital leases totaled $20.3 million, $27.5 million and $20.3 million respectively.

     The carrying amounts of long-term debt and capital lease obligations reflected in the consolidated balance sheets approximate fair value of such instruments due to the variable rate nature of the long-term debt and the fixed rates on the capital lease obligations which approximate market rates.

     The aggregate maturities of long-term debt and capital lease obligations are as follows (in thousands):

Fourth quarter 1997.........................................  $  3,635
1998........................................................    11,574
1999........................................................   150,940
2000........................................................        63
2001........................................................        69
2002........................................................        76
Thereafter..................................................       827
                                                              --------
                                                              $167,184
                                                              ========

9.  CONVERTIBLE SUBORDINATED DEBENTURES

     In 1993, the Company issued $63.4 million of 6.5% convertible subordinated debentures to finance the acquisition of CompMed, Inc. The debentures were due on January 1, 2000. The debenture holders had the right to convert the debentures into shares of the Company's common stock at a conversion price of $14.00 per share. In 1995, the Company gave notice of its intent to redeem the debentures on January 1, 1996. Such notice triggered the conversion right of the debenture holders through the date of the redemption. All of the debenture holders exercised their conversion right effective January 1, 1996 and, as a result, approximately 4.5 million shares were issued in the conversion in 1996. The fair value of these convertible subordinated debentures was approximately $170 million based on the market price of Medaphis common stock into which the debentures were converted on January 1, 1996. Pro forma net loss per common share for 1995, assuming the debentures had been converted on January 1, 1995, and assuming the repayment of indebtedness

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

outstanding under the Senior Credit Facility associated with the Company's April 1995 public offering had occurred on January 1, 1995 (see Note 12) would have been $(0.09) per share.

10.  LEASE COMMITMENTS

     The Company leases office space and equipment under noncancelable operating leases which expire at various dates through 2008. Rent expense was $22.4 million, $25.6 million, and $18.6 million for the years ended December 31, 1995, 1996 and the nine months ended September 30, 1997, respectively.

     Future minimum lease payments under noncancelable operating leases beginning in 1998 are as follows (in thousands):

1998........................................................  $25,103
1999........................................................   21,697
2000........................................................   15,261
2001........................................................    8,413
2002........................................................    7,003
Thereafter..................................................   20,890
                                                              -------
                                                              $98,367
                                                              =======

11.  LEGAL MATTERS

     Numerous federal and state civil and criminal laws govern medical billing and collection activities. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.

     The United States Attorney's Office for the Central District of California is conducting an investigation of the billing and collection practices in two offices of the Company's wholly owned subsidiary, Medaphis Physician Services Corporation ("MPSC"), which offices are located in Calabasas and Cypress, California (the "Designated Offices") (the "California Investigation"). Medaphis first became aware of the California Investigation on June 13, 1995 when search warrants were executed on the Designated Offices and it and MPSC received grand jury subpoenas. Medaphis received an additional grand jury subpoena on August 22, 1997, with which it is complying. The subpoena requires, among other things, records of any audit or investigative reports relating to the billing of payors globally for radiological services during the period January 1, 1991 to date and any refunds owed to or issued to payors with respect to such global billing reports in the Company's various offices, including the Designated Offices. Although the precise scope of the California Investigation is not known to the Company at this time, Medaphis believes that the U.S. Attorney's Office is investigating allegations of billing fraud and that the inquiry is focused upon billing and collection practices in the Designated Offices. No charges or claims by the government have been made. Although the Company continues to believe that the principal focus of the California Investigation remains on the billing and collection practices in the Designated Offices, there can be no assurance that the California Investigation will not expand to other offices, that the California Investigation will be resolved promptly, that additional subpoenas or search warrants will not be received by Medaphis or MPSC or that the California Investigation will not have a material adverse effect on the Company. The Company recorded charges of $12 million in the third quarter of 1995, $2 million in the fourth quarter of 1996 and a credit of $2.8 million in the third quarter of 1997, solely for legal and administrative fees, costs and expenses it anticipates incurring in connection with the California Investigation and the putative class action lawsuits described below which were filed in 1995 following the Company's announcement of the California Investigation. The charges are intended to cover only the anticipated expenses of the California Investigation and the related lawsuits and do not include any provision for fines, penalties, damages, assessments, judgments or sanctions that may arise out of such matters.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     MPSC has become aware of apparently inadvertent computer software errors affecting some of its electronic billing to carriers in the State of California. The error relates to global billing (i.e., billing for the professional and technical components of a service) for certain radiological services under circumstances where the radiologist is only entitled to bill for the professional component of such services. The Company believes such inadvertent errors may have caused overpayments on certain claims submitted on behalf of clients in the State of California. The full extent of overpayments by carriers and beneficiaries has not been determined, but as notifications to the affected clients and carriers occur, and refunds or offsets are sought, the Company may be required to return to clients its portion of fees previously collected, and may receive claims for alleged damages as a result of the error.

     Following the announcement of the investigation by the United States Attorney's Office for the Central District of California, Medaphis, various of its current and former officers and directors and the lead underwriters associated with Medaphis' public offering of Common Stock in April 1995, were named as defendants in putative shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. In general, these lawsuits alleged violations of the federal securities laws in connection with Medaphis' public statements and filings under the federal securities acts, including the registration statement filed in connection with Medaphis' public offering of Common Stock in April 1995. On October 13, 1995, the named plaintiffs in these lawsuits filed a consolidated class action complaint (the "Consolidated Complaint"). On January 3, 1996, the court denied defendants' motion to dismiss the Consolidated Complaint, which argued that the Consolidated Complaint failed to state a claim upon which relief may be granted. On April 11, 1996, certain of the named plaintiffs to the Consolidated Complaint voluntarily dismissed with prejudice all of their claims. As a result of these dismissals, the Consolidated Complaint no longer contained any claims based on the Securities Act of 1933, as amended (the "1933 Act"), and the Company's underwriters and outside directors were no longer named as defendants. On June 26, 1996, the court denied plaintiffs' motion to certify plaintiffs' class. The plaintiffs and the defendants agreed to settle this action on a class-wide basis for $4.75 million, subject to court approval (the "1995 Class Action Settlement"). The 1995 Class Action Settlement included the related putative class action lawsuit currently pending in the Superior Court of Cobb County, Georgia, described more fully below. On October 29, 1997 the court certified a class for settlement purposes, approved the settlement and entered final judgment dismissing the action with prejudice. One of Medaphis' directors and officers' liability insurance carriers has paid $3.7 million of the 1995 Class Action Settlement. The Company accrued approximately $1.2 million in the quarter ended December 31, 1996 for the anticipated balance of the 1995 Class Action Settlement and to pay certain fees incident thereto. On November 6, 1997, the Company paid the remaining $1.05 million balance of the settlement.

     On November 5, 1996, Medaphis, Randolph G. Brown, a former officer and director, and Michael R. Cote and James S. Douglass, former officers, were named as defendants in a putative shareholder class action lawsuit filed in Superior Court of Cobb County, State of Georgia. This lawsuit was brought on behalf of a putative class of purchasers of Medaphis Common Stock during the period from March 29, 1995 through June 15, 1995. Plaintiffs sought compensatory damages and costs. Pursuant to the 1995 Class Action Settlement, the claims in this state action were settled and were dismissed without prejudice.

     As originally disclosed in its Form 10-K, the Company learned in March 1997 that the government is investigating allegations concerning the Company's wholly owned subsidiary, Gottlieb's Financial Services, Inc. ("GFS") (the "GFS Investigation"). In 1993, Medaphis acquired GFS, an emergency room physician billing company located in Jacksonville, Florida, which had developed a computerized coding system. In 1994, Medaphis acquired and merged into GFS another emergency room physician billing company, Physician Billing, Inc., located in Grand Rapids, Michigan. For the year ended December 31, 1996, GFS represented approximately 7% of Medaphis' revenue. During that year, GFS processed approximately 5.6 million claims, approximately 2 million of which were made to government programs. The government has requested that GFS voluntarily produce records, and GFS is complying with that request. Although the precise scope and

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

subject matter of the GFS Investigation are not known to the Company, Medaphis believes that the GFS Investigation, which is being participated in by federal law enforcement agencies having both civil and criminal authority, involves GFS's billing procedures and the computerized coding system used in Jacksonville and Grand Rapids to process claims and may lead to claims of errors in billing. There can be no assurance that the GFS Investigation will be resolved promptly or that the GFS Investigation will not have a material adverse effect upon Medaphis. No charges or claims by the government have been made. Currently, the Company has recorded charges of $2 million and $1 million in the second and third quarters of 1997, respectively, solely for legal and administrative fees, costs and expenses in connection with the GFS Investigation, which charges do not include any provision for fines, penalties, damages, assessments, judgments or sanctions that may arise out of this matter.

     The Company and its clients from time to time have received, and the Company anticipates that they will receive in the future, official inquiries (including subpoenas, search warrants, as well as informal requests) concerning particular billing and collection practices related to certain subsidiaries of the Company and its many clients.

     Following the Company's August 14, 1996 announcement regarding earnings expectations and certain charges, Medaphis and certain of its then current and former officers, one of whom was also a director, were named as defendants in nineteen putative shareholder class action lawsuits filed in the United States District Court for the Northern District of Georgia. On November 22, 1996, the plaintiffs in these lawsuits filed a Consolidated Amended Class Action Complaint. On February 3, 1997, the plaintiffs filed a Consolidated Second Amended Complaint (the "Consolidated Second Amended Complaint"). In general, the Consolidated Second Amended Complaint alleges violations of the federal securities laws in connection with Medaphis' filings under the federal securities acts and public disclosures. The Consolidated Second Amended Complaint is brought on behalf of a class of persons who purchased or otherwise acquired Medaphis Common Stock between February 6, 1996 and October 21, 1996. The Consolidated Second Amended Complaint also asserts claims on behalf of a sub-class of all persons who acquired Medaphis Common Stock pursuant to the merger between Medaphis and Health Data Sciences Corporation ("HDS"). The Consolidated Second Amended Complaint seeks compensatory and rescissory damages, as well as fees, interest and other costs. On February 14, 1997, the defendants moved to dismiss the Consolidated Second Amended Complaint in its entirety. On May 27, 1997, the court denied defendants' motion to dismiss. As a result of the Company's restatement of its fiscal 1995 financial statements, the Company may not be able to sustain a defense to strict liability on certain claims under the 1933 Act, but the Company believes that it has substantial defenses to the alleged damages relating to such 1933 Act claims.

     The parties entered into a Stipulation and Agreement of Settlement dated December 15, 1997 (the "Stipulation") to settle the 1996 putative shareholder class action litigation which is the subject of the Consolidated Second Amended Complaint on a class-wide basis for $20 million in cash (to be paid by the Company's directors' and officers' liability insurance carriers), 3,955,556 shares of Medaphis Common Stock, and warrants to purchase 5,309,523 shares of Medaphis Common Stock at $12 per share for a five-year period. The Stipulation also includes, among other things: (i) a complete release of claims against the Company, the individual defendants and certain related persons and entities; and
(ii) certain anti-dilution rights in favor of plaintiffs with respect to certain future issuances of shares of Medaphis Common Stock or warrants or rights to acquire Medaphis Common Stock to settle existing civil litigation and claims pending or asserted against the Company, subject to a 5.0 million share basket below which there will be no dilution adjustments. The Stipulation also contains other conditions including, but not limited to, consent and approval of the Company's insurance carriers and the insurance carriers' payment of the cash portion of the settlement, and the final approval of the settlement by the court. On December 15, 1997, the court granted preliminary approval to the settlement and conditionally certified the classes for settlement purposes only. The Company recorded a $52.5 million charge in the quarter ended September 30, 1997 for this settlement. Such amount has been reflected

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

as a non-current liability as the Company does not anticipate satisfying the obligation within the next twelve months due to the anticipated time required to receive the requisite approvals.

     On November 1, 1996, Thomas W. Brown, Administrator, Thomas W. Brown Profit Sharing Plan filed a shareholder derivative lawsuit in the United States District Court for the Northern District of Georgia alleging that certain of Medaphis' current and former directors breached their fiduciary duties, were grossly negligent, and breached various contractual obligations to Medaphis by allegedly failing to implement and maintain an adequate system of internal accounting controls, allowing Medaphis to commit securities law violations and damaging Medaphis' reputation. The plaintiff seeks compensatory damages and costs on behalf of the Company. On January 28, 1997, Medaphis and certain individual defendants filed a motion to dismiss the complaint. On February 11, 1997, the plaintiff filed an amended complaint adding as defendants, additional current and former directors and officers of Medaphis. On April 23, 1997, Medaphis and all other defendants filed a motion to dismiss the amended complaint.

     On November 7, 1996, Health Systems International, Inc. filed suit in the Superior Court for the State of California, County of Los Angeles against Medaphis, Randolph G. Brown and "Does 1-50," who are alleged to be unnamed Medaphis directors, officers and employees. Generally, this lawsuit alleges that the defendants violated federal and California securities laws and common law by, among other things, making material misstatements and omissions in public and private disclosures in connection with the acquisition of HDS. Plaintiff seeks rescissory, compensatory and punitive damages, rescission, injunctive relief and costs. On January 10, 1997, the defendants filed a demurrer to the complaint. On February 5, 1997 the Court overruled defendants demurrer. On March 18, 1997, the court denied the plaintiff's motion for a preliminary injunction. On July 16, 1997, plaintiff filed an amended complaint adding several new parties, including current and former directors and former and current officers of Medaphis. All of the newly added defendants have responded to the amended complaint. As a result of the Company's restatement of its fiscal 1995 financial statements, the Company may not be able to sustain a defense to strict liability on certain claims under the 1933 Act, but the Company believes that it has substantial defenses to the alleged damages relating to such 1933 Act claims.

     A putative class action complaint was filed by Ernest Hecht and Stephen D. Strandberger against Steven G. Papermaster, Robert E. Pickering, Jr., David S. Lundeen, Norman Smith, Raymond J. Noorda, Gregory A. Grosh, Medaphis and Randolph G. Brown on November 12, 1996 in the Superior Court, Law Division, Essex County, State of New Jersey. The alleged class consists of persons and entities whose options to purchase BSG Corporation ("BSG") common stock were converted to Medaphis stock options in connection with Medaphis' acquisition of BSG. The plaintiffs allege failure to perform diligence, breaches of fiduciary duties of candor, loyalty and fair dealing and negligence against the BSG defendants (Papermaster, Pickering, Lundeen, Smith, Noorda and Grosh) and fraud and deceit against the Medaphis defendants (Medaphis and Brown). Plaintiffs seek compensatory and punitive damages, as well as fees, interest and other costs. On April 18, 1997, the Medaphis defendants and BSG defendants filed motions to dismiss the complaint. On or about July 3, 1997, in lieu of responding to these motions, the plaintiffs filed an amended complaint, adding new claims under the 1933 Act and common law and new parties, including former officers of Medaphis, Medaphis' former outside auditors and BSG. On or about October 29, 1997 all defendants filed motions to dismiss the amended complaint.

     On February 28, 1997, Steven G. Papermaster, Raymond J. Noorda and two entities they control made a demand for indemnification under an indemnification agreement executed by Medaphis in connection with its acquisition of BSG in May 1996. The indemnification demand claims damages of $35 million (the maximum damages payable by Medaphis under the indemnification agreement) for the alleged breach by Medaphis of its representations and warranties made in the merger agreement between Medaphis and BSG. On December 31, 1996, Medaphis entered into a standstill and tolling agreement with Mr. Noorda, Mr. Papermaster and other former BSG shareholders, which, as extended, runs through September 30, 1998.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On April 21, 1997, James F. Thacker, Alyson T. Stinson, Carol T. Shumaker, Lori T. Caudill, William J. Dezonia, the James F. Thacker Retained Annuity Trust and the Paulanne H. Thacker Retained Annuity Trust filed a complaint against the Company and Randolph G. Brown in the United States District Court for the Southern District of New York arising out of Medaphis' acquisition of Medical Management Sciences, Inc. ("MMS") in December of 1995. The complaint is brought on behalf of all former shareholders of MMS who exchanged their MMS holdings for unregistered shares of Medaphis Common Stock. In general, the complaint alleges both common law fraud and violations of the federal securities laws in connection with the merger. In addition, the complaint alleges breaches of contract relating to the merger agreement and a registration rights agreement, as well as tortious interference with economic advantage. The plaintiffs seek rescission of the merger agreement and the return of all MMS shares, as well as damages in excess of $100 million. Additionally, plaintiffs seek to void various non-compete covenants and contract provisions between Medaphis and plaintiffs. Defendants have filed a motion to dismiss the complaint. Discovery has been stayed pending resolution of the motion to dismiss.

     On August 12, 1997, George W. Stickel filed a putative class action complaint against Medaphis, Randolph W. Brown, Michael R. Cote and James S. Douglass in the United States District Court for the Northern District of Georgia. The complaint asserts claims under the Securities Exchange Act of 1934 on behalf of all persons who purchased or otherwise acquired Medaphis Common Stock between February 6, 1996 and October 21, 1996. The complaint also asserts claims under the 1933 Act on behalf of a sub-class consisting of all persons and entities who, in connection with the merger of the Company and HDS, acquired options to purchase shares of Medaphis Common Stock between February 6, 1996 and October 21, 1996. The complaint seeks rescission, rescissory and compensatory damages, and interest, fees and other costs. Defendants have not yet responded to the complaint.

     The Company also has received other written demands from various stockholders, including stockholders of recently acquired companies. To date, these other stockholders have not filed lawsuits. The Company has entered into standstill and tolling agreements with these and certain other stockholders of recently acquired companies.

     On January 8, 1997, the Securities and Exchange Commission (the "Commission") notified the Company that it was conducting a formal, non-public investigation into, among other things, certain trading and other issues related to Medaphis' August 14, 1996 and October 22, 1996 announcements of the Company's loss for the quarter ending September 30, 1996 and its restated consolidated financial statements for the three months and year ending December 31, 1995 and its restated unaudited balance sheets as of March 31, 1996, and June 30, 1996. In addition, the Company believes that the Commission is investigating the Company's restatement of its interim financial statements for each quarter of 1996. The Company intends to cooperate fully with the Commission in its investigation.

     Although the Company believes that it has meritorious defenses to the claims of liability or for damages in the actions against and written demands placed upon the Company, there can be no assurance that additional lawsuits will not be filed against the Company. Further, there can be no assurance that the lawsuits, the written demands and the pending governmental investigations will not have a disruptive effect upon the operations of the business, that the written demands, the defense of the lawsuits and the pending investigations will not consume the time and attention of the senior management of the Company, or that the resolution of the lawsuits, the written demands and the pending governmental investigations will not have a material adverse effect upon the Company.

12.  CAPITAL STOCK

     On June 17, 1997, the Company's stockholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation to authorize the Board of Directors to issue from time to time, without further stockholder action (unless required in a specific case by applicable Nasdaq National Market rules), 20

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

million shares of one or more series of preferred stock (the "Preferred Stock"), with such terms and for such consideration as the Board of Directors may determine.

     The flexibility to issue shares of one or more series of Preferred Stock, in general, may have the effect of discouraging an attempt to assume control of a Company by a present or future stockholder or of hindering an attempt to remove the Company's incumbent management. Stockholders of the Company do not have preemptive rights to subscribe for or purchase any shares of Preferred Stock that may be issued in the future. Upon issuance, outstanding Preferred Stock would rank senior to the Company's Common Stock and non-voting common stock (the "Non-voting Common Stock") with respect to dividends and liquidation rights. Depending on the voting rights applicable to each series of Preferred Stock, the issuance of shares of Preferred Stock could dilute the voting power of the holders of the Common Stock.

     On May 1, 1996, the stockholders of the Company approved an amendment to the Company's Amended and Restated Certificate of Incorporation, thereby increasing the number of authorized shares of the Company's voting common stock from 100 million to 200 million shares.

     On May 3, 1995, the Company's Board of Directors declared a two-for-one stock split of the outstanding shares of common stock. The stock split was effected in the form of a stock dividend payable on May 31, 1995 to stockholders of record as of May 24, 1995. The effect of the stock split has been retroactively applied to all periods presented in the accompanying consolidated financial statements.

     On April 12, 1995, the Company completed a fourth public offering of its common stock in which 4,244,000 shares were sold at $31.75 per share. The Company sold 4,000,000 shares of its common stock and 244,000 shares of common stock were sold on behalf of certain of the Company's stockholders. The net proceeds to the Company were approximately $121 million.

     Prior to the BSG Merger, BSG had two classes of preferred stock outstanding. Dividends were noncumulative and payable at 8% per year at the discretion of BSG's Board of Directors. The preferred shares were convertible, at the option of the holder on a one-to-one basis into common shares of BSG, and the preferred shareholders had the right to vote on an as converted basis. In connection with the BSG Merger on May 6, 1996, all preferred shares were converted into common shares of BSG which were subsequently exchanged for common shares of the Company.

     Prior to the Company's merger with HDS, HDS had three classes of preferred stock outstanding. The preferred stock carried no guaranteed dividend features and had no mandatory redemption features. The preferred shares were convertible, at the option of the holder on a one-to-one basis into common shares of HDS. In connection with HDS's merger with the Company on June 29, 1996, all preferred shares were converted into common shares of HDS which were subsequently exchanged for common shares of the Company.

13.  COMMON STOCK OPTIONS AND STOCK AWARDS

     The Company has several stock option plans including a Non-Qualified Stock Option Plan, a Non-Qualified Stock Option Plan for Employees of Acquired Companies, a Non-Qualified Stock Option Plan for Non-executive Employees and several stock option plans assumed as a result of the BSG Merger. Granted options expire 10 to 11 years after the date of grant and generally vest over a three-to-five-year period. In connection with the BSG Merger, the Company offered to issue options under the Company's Non-Qualified Stock Option Plan for Employees of Acquired Companies in exchange for options outstanding under the BSG option plans.

     The Company also has a Non-Employee Director Stock Option Plan ("Director Plan") for non-employees who serve on the Company's Board of Directors. The plan was approved by the Company's stockholders at the annual stockholders' meeting in 1995. The Director Plan provides for an initial grant of 10,000 options at a strike price corresponding to the date on which the non-employee director is elected or

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

appointed to the Board of Directors. Additionally, each non-employee director receives an annual grant of 2,000 options at each subsequent annual meeting in which the non-employee director is a member of the Board of Directors. All options granted under the Director Plan vest over a five-year period and expire 11 years from the date of grant.

     The Company has a Senior Executive Non-Qualified Stock Option Plan which permits certain of the Company's former executive officers to purchase up to an aggregate of 550,746 shares of the Company's common stock at $2 per share. All options available for grant under this plan have been granted, expire January 16, 2001 and are currently exercisable.

     Activity related to all stock option plans is summarized as follows:

                                      YEAR ENDED DECEMBER 31,
                       -----------------------------------------------------       NINE MONTHS ENDED
                                 1995                        1996                  SEPTEMBER 30,1997
                       -------------------------   -------------------------   -------------------------
                       SHARES   WEIGHTED-AVERAGE   SHARES   WEIGHTED-AVERAGE   SHARES   WEIGHTED-AVERAGE
                       (000)     EXERCISE PRICE    (000)     EXERCISE PRICE    (000)     EXERCISE PRICE
                       ------   ----------------   ------   ----------------   ------   ----------------
Options outstanding
  as of January 1....  6,446         $ 8.38         9,559        $12.27        11,214        $8.86
Granted..............  4,109          17.66         7,023         11.55         9,093         6.19
Exercised............   (557)          7.79        (1,536)         7.95        (1,210)        4.74
Canceled.............   (439)         11.24        (3,832)        22.66        (9,350)        9.69
                       -----                       ------                      ------
Options outstanding
  as of period end...  9,559         $12.27        11,214        $ 8.86         9,747        $6.08
                       =====                       ======                      ======
Options exercisable
  as of period end...  2,613         $ 7.18         3,100        $ 7.53         2,721        $6.04
Weighted-average fair
  value of options
  granted during the
  year...............  $8.78                       $ 6.38                      $ 3.05

     The following table summarizes information about stock options outstanding at September 30, 1997:

                                       OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                          ---------------------------------------------   ---------------------------------
                              NUMBER        WEIGHTED-                         NUMBER
                          OUTSTANDING AT     AVERAGE                      EXERCISABLE AT
                          SEPTEMBER 30,     REMAINING      WEIGHTED-      SEPTEMBER 30,
                               1997        CONTRACTUAL      AVERAGE            1997        WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES      (000)           LIFE       EXERCISE PRICE       (000)         EXERCISE PRICE
------------------------  --------------   -----------   --------------   --------------   ----------------
$0.01 to $5.38..........       7,838           8.94          $ 4.90            1,996            $ 4.02
$7.19 to $9.06..........       1,078           8.34            8.59              360              8.75
$9.88 to $10.00.........         523           8.49            9.94              191              9.88
$13.00 to $22.82........         204           7.74           16.52              136             17.35
$25.00 to $52.01........         104           8.92           29.03               38             27.82
                              ------                         ------            -----           -------
$0.01 to $52.01.........       9,747           8.82          $ 6.08            2,721            $ 6.04
                              ======                                           =====

     On October 25, 1996, the Company changed the exercise price of approximately 2.0 million of its then outstanding stock options which had an exercise price of $15 or greater. These options have a new exercise price of $9.875. No other terms of these options were changed.

     On April 25, 1997, the Compensation Committee of the Board of Directors of the Company approved an adjustment of the exercise price for certain outstanding employee stock options, which have an exercise price of $5.50 and above. The revised exercise price of $5.375 was established by reference to the closing price of the Company's Common Stock on April 25, 1997. The outstanding options held by current executive officers of

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the Company were adjusted as part of such option restrike, but no adjustments were made to any options held by directors or former employees of the Company. In approving the adjustment, the Compensation Committee relied upon the views of its outside advisors with respect to the legal, accounting and compensation issues associated with the action and took into consideration, among other things, the following factors: (i) the Company historically had paid salaries which were at or below market levels and had made up for lower salaries through stock option grants to employees; (ii) the Company historically had used stock options as its principal long-term incentive program; (iii) the highly skilled employees of the Company possessed marketable skills; and (iv) senior management of the Company believed that there was potential for increased attrition among its key employees and that adjustment of the exercise price of the outstanding options would significantly help to mitigate such risk.

     In 1994, the disinterested members of the Company's Board of Directors approved the Medaphis Corporation Restricted Stock Plan (the "Restricted Plan") for executive officers. The plan was approved by the Company's stockholders at the annual stockholders' meeting in 1995. The Restricted Plan authorized the award of 249,000 shares of $0.01 par value common stock to certain executive officers who have since resigned from the Company. The restricted stock vests ratably over a four-year period from the date of award. Seventy-five percent of the awards made under the Restricted Plan have vested.

     In 1996, the disinterested members of the Company's Board of Directors approved the Medaphis Corporation Reengineering, Consolidation and Business Improvement Cash Incentive Plan ("Reengineering Incentive Plan") and the Company granted 155,749 units pursuant to the provisions of the plan to certain key employees of the Company. The Reengineering Incentive Plan provides for the payment of cash bonuses to participants if certain performance goals related to the Company's reengineering and consolidation project are achieved and certain general business improvement milestones are satisfied. Awards under the plan are based on units awarded to each participant. If the performance goals specified in the Reengineering Incentive Plan are achieved and the awards vest, the value of each unit will equal the average price of the Company's common stock during the ten trading days immediately preceding such vesting date. At the point it becomes probable that the performance goals and milestones will be met, the Company will begin to accrue for the full amount of these bonuses. All awards made under the Reengineering Incentive Plan, to the extent they remain unvested, terminate on December 31, 1997. Due to the Company's decision to abandon the reengineering program, certain of the performance goals and milestones will not be met prior to December 31, 1997, therefore all grants pursuant to the Reengineering Incentive Plan will terminate.

     The Company accounts for its stock-based compensation plans under APB No.
25. As a result, the Company has not recognized compensation expense for stock options granted with an exercise price equal to the quoted market price of the Company's common stock on the date of grant and which vest based solely on continuation of employment by the recipient of the option award. The Company adopted SFAS No. 123 for disclosure purposes in 1996. For SFAS No. 123 purposes, the fair value of each option grant and stock based award has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                           YEAR ENDED       NINE MONTHS
                                                          DECEMBER 31,         ENDED
                                                         --------------    SEPTEMBER 30,
                                                         1995     1996         1997
                                                         -----    -----    -------------
Expected life (years)..................................   5.66     4.88         4.33
Risk-free interest rate................................   6.30%    6.25%        6.39%
Dividend rate..........................................   0.00%    0.00%        0.00%
Expected volatility....................................  26.68%   46.88%       54.09%

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Had compensation cost been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's pro forma net loss and pro forma loss per share would have increased to the following pro forma amounts:

                                                      YEAR ENDED           NINE MONTHS
                                                     DECEMBER 31,             ENDED
                                                 ---------------------    SEPTEMBER 30,
                                                   1995        1996            1997
                                                 --------    ---------    --------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma net loss:
  As reported..................................  $ (4,780)   $(136,358)      $ (9,142)
  Pro forma -- for SFAS No. 123................  $ (6,995)   $(143,121)      $(20,445)
Pro forma net loss per share:
  As reported..................................  $  (0.09)   $   (1.91)      $  (0.13)
  Pro forma -- for SFAS No. 123................  $  (0.13)   $   (2.01)      $  (0.28)

     Because the method of accounting under SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that expected in future years.

14.  INCOME TAXES

     Income tax expense (benefit) is comprised of the following:

                                                     YEAR ENDED
                                                    DECEMBER 31,       NINE MONTHS ENDED
                                                 ------------------      SEPTEMBER 30,
                                                  1995       1996            1997
                                                 ------    --------    -----------------
                                                             (IN THOUSANDS)
Current:
  Federal......................................  $   66    $    635        $     --
  State........................................   1,795       2,533           1,677
Deferred:
  Federal......................................    (190)    (67,993)        (23,214)
  State........................................  (1,041)     (9,221)         (3,416)
  Foreign......................................      --         146             382
Valuation allowance............................     441        (189)          7,798
                                                 ------    --------        --------
Income tax expense (benefit)...................   1,071     (74,089)        (16,773)
Income tax expense on extraordinary item.......      --          --          46,192
Pro forma tax adjustments......................   2,636       (979)             --
                                                 ------    --------        --------
                                                 $3,707    $(75,068)       $ 29,419
                                                 ======    ========        ========

     In 1995 and 1996, the Company acquired Atwork, Consort, IVC, Rapid Systems and BSG in merger transactions accounted for as poolings-of-interests. Prior to the mergers, Atwork, Consort, IVC, Rapid Systems and a company acquired by BSG prior to the BSG Merger had elected "S" corporation status for income tax purposes. As a result of the mergers (or, in the case of the company acquired by BSG, its acquisition by BSG), such entities terminated their "S" corporation elections. Pro forma net income (loss) and pro forma net income (loss) per common share are presented in the consolidated statements of operations as if each of these entities had been a "C" corporation during the periods presented.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation between the amount determined by applying the federal statutory rate to income (loss) before income taxes and income tax expense (benefit) is as follows:

                                                    YEAR ENDED
                                                   DECEMBER 31,        NINE MONTHS ENDED
                                                -------------------      SEPTEMBER 30,
                                                 1995        1996            1997
                                                -------    --------    -----------------
                                                             (IN THOUSANDS)
Income tax expense (benefit) at federal
  statutory rate..............................  $  (553)   $(73,999)       $(35,807)
State taxes, net of federal benefit...........      363      (7,347)         (4,706)
Nondeductible goodwill amortization...........    1,298       2,666           2,028
Nondeductible deal costs of business
  combinations................................    3,186       3,529             (38)
Other items not deductible for tax purposes...      371       1,051             336
Nondeductible litigation settlement...........       --          --          13,097
Valuation allowance...........................      441        (189)          7,798
Foreign.......................................       --         146             382
Other.........................................   (1,399)       (925)            137
                                                -------    --------        --------
                                                $ 3,707    $(75,068)       $(16,773)
                                                =======    ========        ========

     Deferred taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities and available tax credit carryforwards. The components of deferred taxes as of December 31, 1995 and 1996 and September 30, 1997 are as follows:

                                                          DECEMBER 31,
                                                       -------------------   SEPTEMBER 30,
                                                         1995       1996         1997
                                                       --------   --------   -------------
                                                                 (IN THOUSANDS)
Net operating loss carryforwards.....................  $ 58,888   $122,424     $100,013
Research and development credits.....................     1,078         --           --
Valuation allowance..................................   (18,310)   (18,334)     (26,460)
Accounts receivable..................................   (28,342)   (32,293)     (33,005)
Depreciation and amortization........................   (45,637)   (22,485)     (25,804)
Accrued expenses.....................................    21,166     34,268       42,479
Other................................................    (6,806)    (4,359)       2,494
                                                       --------   --------     --------
                                                       $(17,963)  $ 79,221     $ 59,717
                                                       ========   ========     ========

     As of September 30, 1997, the Company had federal net operating loss carryforwards for income tax purposes of approximately $248.0 million which expire at various dates between 1997 and 2011. The Internal Revenue Code of 1986, as amended, may impose substantial limitations on the use of net operating loss carryforwards upon the occurrence of an "ownership change." The Company has experienced three ownership changes which have established maximum annual limitations on income against which net operating losses incurred prior to the ownership changes may be offset. However, because the limitation operates in a cumulative manner and in previous years the Company did not utilize net operating losses ("NOLs"), the Company has approximately $181.0 million in cumulative unutilized NOLs available in 1997. In future years, currently unavailable NOLs will become available to offset income prior to the date of their expiration. As of September 30, 1997, the Company has recorded a deferred tax asset of $75.6 million reflecting primarily the benefit of $100.0 million in loss carryforwards. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are reduced.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The valuation allowance relates primarily to the uncertainty of the realizability of net operating loss carryforwards assumed in certain business combinations. The increase in the valuation allowance during 1997 is due to the Company providing a full valuation allowance on the acquired NOLs.

15.  EMPLOYEE BENEFIT PLANS

     The Company has various defined contribution plans whereby employees meeting certain eligibility requirements can make specified contributions to the plans, a percentage of which are matched by the Company. The Company's contribution expense was $3.3 million, $3.5 million, and $3.6 million for the years ended December 31, 1995, 1996 and the nine-month period ended September 30, 1997, respectively.

     The Company maintains a noncontributory money purchase pension plan which covers substantially all employees who are retained by the Company primarily to service specific physician clients. Contributions are determined annually by the Company not to exceed the maximum amount deductible for federal income tax purposes. The Company's contribution to the plan was $1.0 million in 1995, $1.2 million in 1996 and $0.7 million in the nine-month period ended September 30, 1997.

     In May 1996, the Company's stockholders approved the adoption of the Company's Employee Stock Purchase Plan ("ESPP") in which eligible employees of the Company can purchase shares of common stock at a price equal to the lessor of 85% of the fair market value of the common stock on the first date of the purchase period or the last date of the purchase period. The maximum number of shares authorized by this plan is 300,000 of which 157,121 shares are remaining after the first purchase on July 1, 1997. The ESPP requires shareholder approval to increase the number of shares authorized under the plan.

16.  CASH FLOW INFORMATION

     Supplemental disclosures of cash flow information and non-cash investing and financing activities were as follows:

                                                         YEAR ENDED         NINE MONTHS
                                                        DECEMBER 31,           ENDED
                                                     ------------------    SEPTEMBER 30,
                                                      1995       1996          1997
                                                     -------    -------    -------------
                                                               (IN THOUSANDS)
Non-cash investing and financing activities:
  Liabilities assumed in acquisitions..............  $28,321    $ 2,888       $    --
  Additions to capital lease obligations...........   17,646     15,705            --
  Common stock issued in conjunction with
     acquisitions..................................  148,459         --            --
  Issuance of stock warrants.......................       --         --         4,969
  Conversion of subordinated debentures............       --     63,375            --
Cash paid for:
  Interest (net of amounts capitalized of $2,359
     and $4,092 for 1995 and 1996, respectively)...   10,828     14,762        12,503
  Income taxes.....................................    3,040      7,314        10,347

17.  SEGMENT REPORTING

     Medaphis has five reportable segments: Physician Services, Hospital Services, HRI, HIT, and the BSG Group. Physician Services is a provider of business management solutions and claims processing to physicians in the United States. Hospital Services is a provider of business management services to hospitals in the United States. HRI provides subrogation and related recovery services primarily to healthcare payors. HRI was sold on May 28, 1997. HIT provides application software and systems integration services to both hospitals and physicians. The BSG Group provides full-service systems integration, information technology

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

consulting and tailored software development to more than 100 clients in a variety of markets, including healthcare.

     Medaphis evaluates each segments' performance based on operating profit or loss. The Company also accounts for intersegment sales as if the sales were to third parties.

     The Company's reportable segments are strategic business units that offer different products and services. Information concerning the operations in these segments is as follows:

                                                           YEAR ENDED         NINE MONTHS
                                                          DECEMBER 31,           ENDED
                                                      --------------------   SEPTEMBER 30,
                                                        1995       1996          1997
                                                      --------   ---------   -------------
                                                                 (IN THOUSANDS)
Revenue:
  Physician Services................................  $289,968   $ 294,406     $ 206,685
  Hospital Services.................................    69,689      89,715        73,096
  HRI...............................................    22,667      31,419        14,720
  HIT...............................................    58,799      70,047        62,319
  BSG Group.........................................    98,615     113,988        67,375
  Corporate and eliminations........................    (1,726)     (2,861)       (1,033)
                                                      --------   ---------     ---------
                                                      $538,012   $ 596,714     $ 423,162
                                                      ========   =========     =========
Operating profit (loss)(1):
  Physician Services................................  $ 29,719   $ (13,054)    $  (6,131)
  Hospital Services.................................    14,282      13,309         7,179
  HRI...............................................     5,611       8,502         3,685
  HIT...............................................    13,302      14,050        12,839
  BSG Group.........................................     5,249     (14,982)       (4,370)
  Corporate.........................................   (11,231)    (27,350)      (26,930)
                                                      --------   ---------     ---------
                                                      $ 56,932   $ (19,525)    $ (13,728)
                                                      --------   ---------     ---------
Interest expense, net...............................     9,761      11,585        19,417
                                                      --------   ---------     ---------
Restructuring and other charges (including
  litigation settlement):
  Physician Services................................  $ 38,800   $  98,951     $   6,894
  Hospital Services.................................        --          67            --
  HRI...............................................     2,000        (778)           --
  HIT...............................................     7,950       3,957         3,253
  BSG Group.........................................        --      60,882         2,430
  Corporate.........................................        --      17,237        56,584
                                                      --------   ---------     ---------
                                                      $ 48,750   $ 180,316     $  69,161
                                                      --------   ---------     ---------
Loss before income taxes............................  $ (1,579)  $(211,426)    $(102,306)
                                                      ========   =========     =========
Depreciation and amortization:
  Physician Services................................  $ 17,521   $  32,428     $  25,989
  Hospital Services.................................     3,499       4,884         4,143
  HRI...............................................       695         883           401
  HIT...............................................     4,153       6,135         4,614
  BSG Group.........................................     5,842       7,980         3,292
  Corporate.........................................       525       1,679         1,102
                                                      --------   ---------     ---------
                                                      $ 32,235   $  53,989     $  39,541
                                                      ========   =========     =========

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                           YEAR ENDED         NINE MONTHS
                                                          DECEMBER 31,           ENDED
                                                      --------------------   SEPTEMBER 30,
                                                        1995       1996          1997
                                                      --------   ---------   -------------
                                                                 (IN THOUSANDS)
Capital expenditures:
  Physician Services................................  $ 30,113   $  23,607     $   4,000
  Hospital Services.................................     3,391       6,377         5,938
  HRI...............................................     1,278       1,448           108
  HIT...............................................     1,847       3,204         1,914
  BSG Group.........................................    12,927      13,376         2,045
  Corporate.........................................     1,564       3,123         1,193
                                                      --------   ---------     ---------
                                                      $ 51,120   $  51,135     $  15,198
                                                      ========   =========     =========

                                                             AS OF              AS OF
                                                         DECEMBER 31,       SEPTEMBER 30,
                                                      -------------------   -------------
                                                        1995       1996         1997
                                                      --------   --------   -------------
Identifiable Assets:
  Physician Services................................  $688,971   $602,984     $564,975
  Hospital Services.................................    85,950     97,626      105,931
  HRI...............................................    13,234     23,863           --
  HIT...............................................    66,580     67,961       76,736
  BSG Group.........................................    70,807     51,972       36,770
  Corporate.........................................    10,248     92,448       90,325
                                                      --------   --------     --------
                                                      $935,790   $936,854     $874,737
                                                      ========   ========     ========

---------------

(1) Excludes restructuring and other charges, litigation settlement and interest expense.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

18.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                     QUARTER ENDED
                                                    ------------------------------------------------
                                                    MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                    --------   --------   ------------   -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
1995 (AS PREVIOUSLY REPORTED)
Revenue...........................................  $133,093   $141,286     $140,752      $ 144,746
Pro forma net income (loss).......................   (11,857)     7,226       (2,723)        (1,150)
Pro forma net income (loss) per common share......  $  (0.23)  $   0.10     $  (0.05)     $   (0.02)
  Weighted average shares outstanding.............    50,932     69,053       57,696         58,068
1995 (AS RESTATED)
Revenue...........................................  $126,921   $136,245     $135,609      $ 139,237
Pro forma net income (loss).......................   (13,429)     6,947       (2,204)         3,906
Pro forma net income (loss) per common share......  $  (0.29)  $   0.10     $  (0.04)     $    0.07
  Weighted average shares outstanding.............    46,932     65,053       53,696         57,068
1996 (AS PREVIOUSLY REPORTED)
Revenue...........................................  $162,249   $169,719     $132,874      $ 143,471
Pro forma net income (loss).......................    11,013     (3,097)     (31,502)      (100,056)
Pro forma net income (loss) per common share......  $   0.15   $  (0.04)    $  (0.44)     $   (1.40)
  Weighted average shares outstanding.............    75,704     71,167       71,665         71,695
1996 (AS RESTATED)
Revenue...........................................  $162,249   $160,768     $132,121      $ 141,576
Pro forma net income (loss).......................     9,424     (9,930)     (33,384)      (102,468)
Pro forma net income (loss) per common share......  $   0.12   $  (0.14)    $  (0.47)     $   (1.43)
  Weighted average shares outstanding.............    75,704     71,167       71,665         71,695
1997 (AS PREVIOUSLY REPORTED)
Revenue...........................................  $147,546   $147,970     $124,649             --
Net loss before extraordinary item................    (1,839)      (248)     (79,984)            --
Extraordinary item................................        --     76,391           --             --
Net loss per common share before extraordinary
  item............................................  $  (0.03)  $  (0.00)    $  (1.10)            --
Extraordinary item per common share...............  $     --   $   1.02     $     --             --
  Weighted average shares outstanding.............    72,235     75,142       72,942             --
1997 (AS RESTATED)
Revenue...........................................  $147,546   $150,967     $124,649      $      --
Net loss before extraordinary item................    (3,064)    (1,260)     (81,209)            --
Extraordinary item................................        --     76,391           --             --
Net loss per common share before extraordinary
  item............................................  $  (0.04)  $  (0.02)    $  (1.11)            --
Extraordinary item per common share...............  $     --   $   1.02     $     --             --
  Weighted average shares outstanding.............    72,235     75,142       72,942             --